     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1997
                                                   Registration No. 333-
------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              LA QUINTA INNS, INC.
             (Exact name of registrant as specified in its charter)

                 TEXAS                                     74-1724417
     (State or other jurisdiction                       (I.R.S. Employer
     of incorporation or organization)                 Identification No.)

           WESTON CENTRE
        112 E. PECAN STREET
           P.O. BOX 2636
         SAN ANTONIO, TEXAS                                 78299-2636
(Address of Principal Executive Offices)                     (Zip Code)

                                ----------------

             1997 EQUITY PARTICIPATION PLAN OF LA QUINTA INNS, INC.
                            (Full title of the plan)

                                ----------------

                                 JOHN F. SCHMUTZ
                         VICE PRESIDENT-GENERAL COUNSEL
                              LA QUINTA INNS, INC.
                                  WESTON CENTRE
                              112 E. PECAN STREET
                                 P. O. BOX 2636
                          SAN ANTONIO, TEXAS 78299-2636
                     (Name and address of agent for service)
                                 (210) 302-6000
          (Telephone Number, Including Area Code, of Agent For Service)

                                ----------------

                                   Copies to:
                                 JOHN M. NEWELL
                                LATHAM & WATKINS
                        633 WEST FIFTH STREET, SUITE 4000
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234


                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
                                                                Proposed
                                                 Proposed       Maximum
                                Amount           Maximum        Aggregate    Amount of
Title of                         to be        Offering Price    Offering   Registration
Securities to be Registered   Registered (1)   Per Share (2)    Price (2)      Fee
---------------------------------------------------------------------------------------
Common Stock                  4,474,425 (1)      $20.91        $93,560,227   $28,352
$.10 par value

------------
(1) The 1997 Equity Participation Plan of La Quinta Inns, Inc. (the "Plan") authorizes the issuance of a maximum of 4,474,425 shares.
(2) For purposes of computing the registration fee only. Pursuant to Rule 457(h), the Proposed Maximum Offering Price Per Share is based upon the high and low prices for the Company's Common Stock on the New York Stock Exchange on July 30, 1997.

                                Page 1 of 8 pages
                         Exhibit Index appears on Page 8

                                     PART I

Item 1.   Plan Information

          Not required to be filed with this Registration Statement.


Item 2.   Registrant Information and Employee Plan Annual Information

          Not required to be filed with this Registration Statement.


                                     PART II

Item 3.   Incorporation of Documents by Reference

     The registrant, La Quinta Inns, Inc., a Texas corporation (the "Company"), hereby incorporates the following documents in this Registration Statement by reference:

     A. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     B. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     C. Description of the Company's Common Stock contained in the Registration Statement of the Company on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), dated March 13, 1979, and appearing on page 20 of the Prospectus, dated February 13, 1979, under the heading "Common Stock" included in the Registration Statement on Form S-7 under the Securities Act of 1933, as amended (the "Securities Act").

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.   Description of Securities

          Not applicable.


Item 5.   Interests of Named Experts and Counsel

          Not applicable.


                              Page 2 of 8 pages

Item 6.   Indemnification of Directors and Officers

     Article 2.02A(16) of the Texas Business Corporation Act, as amended (the "TBCA"), empowers the Company to indemnify its directors, officers, employees and agents in a variety of circumstances and to purchase and maintain liability insurance for those persons, but only to the extent permitted by Article 2.02-1 of the TBCA.

     Article 2.02-1 of the TBCA provides that a corporation may indemnify any person who was, is or is threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative because the person is or was a director of the Company or is or was serving at its request in the same or another capacity in another corporation or business association against judgments, penalties, fines, settlements, and reasonable expenses actually incurred if it is determined: (i) that the person conducted himself in good faith, (ii) that the person reasonably believed his conduct, with respect to his official capacity, was in the best interest of the Company, or, in all other cases, his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, that the person had no reasonable cause to believe his conduct was unlawful.

     Article Eleven of the Company's Restated Articles of Incorporation, as amended (the "Articles"), and Article V of the Company's Amended and Restated By-laws, as amended (the "By-Laws"), provide for indemnification of directors, officers, employees and agents of the Company in a variety of circumstances.
Article V of the By-Laws provides that the Company shall indemnify any person who was, is, or is threatened to be made a named party or who is called as a witness in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, who is or was a director or officer, to the fullest extent permitted by the TBCA, as now existing or hereafter amended, including to the extent that any such action, suit or proceeding may involve the negligence of a director or officer. In addition, the Company has purchased and maintains insurance on behalf of directors and officers of the Company against any liability asserted against such persons and incurred by them in such capacity and arising out of their status as directors or officers of the Company.

     On November 15, 1990, the Board of Directors of the Company approved and adopted the terms and provisions of two separate forms of indemnification agreements (the "Agreements"), one for directors of the Company, including subsidiaries, and the other for officers or key employees of the Company, including its subsidiaries. The Agreements provide the Company's directors, officers and key employees with a contractual right to indemnification for actions taken by them in their respective roles or otherwise on behalf of the Company. This contractual right insures that directors and officers will be indemnified by the Company to the fullest extent permitted by Texas law even if subsequent events result in a change in the control of the Company. There are two forms of the Agreement because the TBCA limits a corporation's ability to indemnify its directors under any circumstance, but allows a corporation to expand the statutory limits as to indemnification of officers and employees.

     The Agreements entered into between the Company and its directors beginning in November 1990 and thereafter obligate the Company to indemnify a director who was, is, or is threatened to be made a party or witness to any suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, because the person is or was a director of the Company against judgments, penalties, fines, settlements, and reasonable attorneys' fees and expenses actually incurred if it is determined: (i) that the director conducted himself in good faith, (ii) that the director reasonably believed (a) with respect to activities in his official capacity that his conduct was in the best interests of the Company, (b) with respect with all other cases that his conduct was at least not opposed to the best interests of the Company, and (iii) in the case of any criminal proceeding, that the director had no reasonable cause to believe that his conduct was unlawful. The Agreements entered into between the Company and its officers beginning in November 1990 and thereafter do not contain the foregoing limitations.

     The Agreements also mandate the indemnification of directors or officers who serve as witnesses in any proceeding (subject to certain limitations) and who have been wholly successful as a party on the merits or otherwise in the defense of any proceeding.


                              Page 3 of 8 pages

     As to directors, the Agreements also limit indemnification to reasonable attorneys' fees and expenses actually incurred if a director is found in a proceeding to be liable to the Company or is found liable on the basis that he received an improper benefit, and further absolutely prohibit any indemnification of a director who has been found liable in a proceeding for willful or intentional misconduct in the performance of his duties to the Company.

     Provisions authorizing indemnification or advancement of expenses contained in the Company's Articles, By-Laws or the Agreements are valid only to the extent that such provisions are consistent with provisions of Article 2.02-1 of the TBCA. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable.

     The Articles also contain a provision which eliminates certain potential liability of directors of the Company for monetary damages to the full extent permitted by the laws of the State of Texas as interpreted and applied by the courts. The provision does not, however, eliminate the duty of care or the duty of loyalty owed to the Company by its directors; instead, it only eliminates monetary damage awards for actions or omissions by directors that breach the duty of care owed to the Company and its shareholders. Moreover, this provision does not in any way limit or eliminate the liability of directors of the Company for (i) breaches of their duty of loyalty to the Company and its shareholders,
(ii) failing to act in good faith, intentional misconduct or knowing violations of law, (iii) obtaining an improper personal benefit for themselves, (iv) any liability expressly imposed by statute, or (v) an unlawful stock repurchase or payment of dividends.

     Furthermore, said limitation pertains solely to claims against a director arising out of his role as a director and does not relieve a director, if he is also an officer of the Company, from any liability arising from his role as an officer. Finally, the provision does not apply to the responsibilities of directors under any other law such as federal and state securities laws or statues expressly providing for liability of directors of corporations.


Item 7.   Exemption from Registration Claimed

          Not applicable.


Item 8.   Exhibits

     4.1 Restated Articles of Incorporation of La Quinta Inns, Inc., dated as of May 23, 1997.

     4.2 Amended and Restated By-Laws of La Quinta Motor Inns, Inc. as in effect on March 15, 1993, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1991.

     5.1  Opinion of John F. Schmutz.


                              Page 4 of 8 pages

     15.1  Awareness Letter of KPMG Peat Marwick LLP.

     23.1  Consent of KPMG Peat Marwick LLP.

     23.2  Consent of John F. Schmutz (included in exhibit 5.1).

     24.1  Powers of Attorney (included on signature page hereof).


Item 9.   Undertakings

     (a) La Quinta hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Act"); (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) La Quinta hereby undertakes that, for purposes of determining any liability under the Act, each filing of La Quinta's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of La Quinta pursuant to the foregoing provisions, or otherwise, La Quinta has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by La Quinta of expenses incurred or paid by a director, officer or controlling person of La Quinta in the successful defense of any action, suit or proceeding) is asserted by such


                              Page 5 of 8 pages
director, officer or controlling person in connection with the securities being registered, La Quinta will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.













                              Page 6 of 8 pages

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on this 31st day of July, 1997.

                                       LA QUINTA INNS, INC.


                                       By: /s/ William C. Hammett, Jr.
                                           -----------------------------------
                                           William C. Hammett, Jr.
                                           Senior Vice President and
                                           Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gary L. Mead, Thomas M. Taylor and John F. Schmutz, and each or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

          SIGNATURE                       TITLE                     DATE
          ---------                       -----                     ----

/s/ Gary L. Mead                 President, Chief Executive      July 31, 1997
------------------------------   Officer and Director
Gary L. Mead                     (Principal Executive
                                 Officer)

/s/ William C. Hammett, Jr.      Senior Vice President and       July 31, 1997
------------------------------   Chief Financial Officer
William C. Hammett, Jr.          (Principal Financial Officer
                                 and Accounting Officer)

/s/ William H. Cunningham        Director                        July 31, 1997
------------------------------
William H. Cunningham

/s/ William Razzouk              Director                        July 31, 1997
------------------------------
William Razzouk

/s/ Peter Sterling               Director                        July 31, 1997
------------------------------
Peter Sterling

/s/ Kenneth T. Stevens           Director                        July 31, 1997
------------------------------
Kenneth T. Stevens

/s/ Thomas M. Taylor             Director                        July 31, 1997
------------------------------
Thomas M. Taylor


                                   Page 7 of 8 pages

                                INDEX TO EXHIBITS

EXHIBIT                                                                   PAGE
-------                                                                   ----

 *  4.1       Restated Articles of Incorporation of La Quinta Inns,
              Inc., dated as of May 23, 1997.

    4.2 Amended and Restated By-Laws of La Quinta Motor Inns, Inc. as in effect on March 15, 1993, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1991.

 *  5.1       Opinion of John F. Schmutz.

 * 15.1       Awareness Letter of KPMG Peat Marwick LLP.

 * 23.1       Consent of KPMG Peat Marwick LLP.

   23.2       Consent of John F. Schmutz (included in exhibit 5.1).

   24.1       Powers of Attorney (included on signature page hereof).


------------------------
* Filed herewith













                                  Page 8 of 8 pages